Exhibit 99.B(d)(40)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Fiera Capital Inc.

As of December 6, 2016, as amended March 28, 2017

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap, Large Cap Growth and Tax-Managed Large Cap Funds

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Managed Trust Large Cap, Large Cap Growth and Tax-Managed Large Cap Funds and the average daily value of the assets of any other SEI mutual fund or account to which Sub-Advisory may now or in the future provide investment advisory/sub-advisory services pursuant to a Large Cap mandate (each a “Large Cap Fund”, collectively the “Large Cap Funds”). The pro rata portion of the total fee (as determined pursuant to this paragraph) attributable to each Large Cap Fund will be based on the relative values of the average daily Assets of the Large Cap Funds managed by Sub-Adviser (as set forth below):

[REDACTED]

As of the effective date of this Schedule B the Large Cap Funds are as follows:

•                  SEI Institutional Investments Trust Large Cap Diversified Alpha Fund;

•                  SEI Institutional Investments Trust Large Cap Fund;

•                  SEI Institutional Managed Trust Large Cap Fund;

•                  SEI Institutional Managed Trust Tax-Managed Large Cap Fund;

•                  (SEI Canada) U.S. Large Company Equity Fund; and

•                  SGMF the SEI U.S. Large Companies Fund.

Agreed and Accepted:

SEI Investments Management Corporation	Fiera Capital Inc.

By:	By:

/s/ William T. Lawrence	/s/ Stephen McShea

Name:	Name:

William T. Lawrence	Stephen McShea

Title:	Title:

Vice President	General Counsel